UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2025

DARIOHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 W 57th St., #33B, New York, New York 10019

(Address of Principal Executive Offices)

972- 4-770-6377

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	DRIO	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

Effective as of August 28, 2025, DarioHealth Corp. (the “Company”) will effect a reverse stock split of its outstanding shares of common stock at a ratio of twenty -for- one (the “Reverse Split”). The Reverse Split, which was approved by the Company’s board of directors under authority granted by the Company's stockholders at the Company’s 2025 Annual Meeting of Stockholders held on July 23, 2025, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on August 25, 2025 (the “Certificate of Amendment”). The Reverse Split will take effect on August 28, 2025.

Effects of the Reverse Split

Effective Date; Symbol; CUSIP Number. The Reverse Split will take effect at 12:01 a.m. Eastern Standard Time on August 28, 2025, and will be reflected with the Nasdaq Capital Market (“Nasdaq”) and in the marketplace at the open of business on August 28, 2025 (the “Effective Date”), whereupon the shares of common stock will begin to trade on a split-adjusted basis. In connection with the Reverse Split, the Company’s common stock will continue to trade on Nasdaq under the symbol “DRIO” but will trade under a new CUSIP Number, 23725P 308.

Split Adjustment; No Fractional Shares. On the Effective Date, the total number of shares of the Company’s common stock held by each shareholder will convert automatically into the number of whole shares of common stock equal to (i) the number of issued and outstanding shares of common stock held by such shareholder immediately prior to the Reverse Split, divided by (ii) twenty.

No fractional shares will be issued, and no cash or other consideration will be paid. In lieu of any fractional shares, stockholders who would otherwise hold a fractional share because the number of shares of common stock they hold before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of common stock will be rounded up to the nearest whole share.

State Filing. The Reverse Split will take effect at 12:01 a.m. Eastern Standard Time on August 28, 2025 as stated in the Company’s filing of the Certificate of Amendment with the Secretary of State of the State of Delaware on August 25, 2025. The Certificate of Amendment was not effective until the Effective Date. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Capitalization. Prior to the Effective Date of the Certificate of Amendment, the Company was authorized to issue 400,000,000 shares of common stock and the Reverse Split has no impact on such amount. As of August 25, 2025 (prior to the Effective Date), there were 47,996,572 shares of common stock outstanding. As a result of the Reverse Split, there will be approximately 2,399,829 shares of common stock outstanding (subject to adjustment due to the effect of rounding fractional shares into whole shares). The Reverse Split will not have any effect on the stated par value of the common stock. The Reverse Split will not change the number of authorized shares of preferred stock, or the par value of common stock or preferred stock.

Each shareholder’s percentage ownership interest in the Company and proportional voting power remains virtually unchanged as a result of the Reverse Split, except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock will be substantially unaffected by the Reverse Split.

All options, convertible securities, lock-up shares, restricted stocks (vested and unvested) and warrants of the Company outstanding immediately prior to the Reverse Split will be appropriately adjusted by dividing the number of shares of common stock into which the options, convertible securities, unvested shares of restricted stock, restricted stock units and warrants are exercisable or convertible by twenty and multiplying the exercise or conversion price thereof by twenty, as a result of the Reverse Split. After the Reverse Split, the shares of the Company’s common stock will have the same proportional voting rights and rights to dividends and distributions.

Item 8.01	Other Events.

On August 25, 2025, the Company issued a press release titled “DarioHealth Announces 20-to-1 Reverse Stock Split.” A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

3.1	Certificate of Amendment to the Company’s Certificate of Incorporation to implement the Reverse Split.
99.1	Press release dated August 25, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2025	DARIOHEALTH CORP.

	By:	/s/ Chen Franco-Yehuda
Name: Chen Franco-Yehuda
Title: Chief Financial Officer, Treasurer and Secretary